Exhibit 99.1

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT, dated as of December 8, 2015, is between Rock Investment SAS, NJJ Holding and Mr. Xavier Niel (together, the “Joint Filers”).

In accordance with Rule 13(d)-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Joint Filers hereby agrees to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) on its behalf with respect to the ordinary shares, no nominal value, of Telecom Italia S.p.A., and that this agreement may be included as an exhibit to such joint filing.

Each of the Joint Filers further agrees that each Joint Filer is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto insofar as it relates to such Joint Filer’s obligation under Section 13(d) of the Exchange Act, and for the accuracy and completeness of the information concerning such Joint Filer contained therein, provided, however, that no Joint Filer is responsible for the accuracy or completeness of the information concerning the other Joint Filers, unless such Joint Filer knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of this 8th day of December, 2015.

Rock Investment SAS

By:	/s/ Xavier Niel
Name: Xavier Niel
Title: as Président of NJJ Holding, itself Président of Rock Investment SAS

NJJ Holding

By:	/s/ Xavier Niel
Name: Xavier Niel
Title: Président

By:	/s/ Xavier Niel
Name: Xavier Niel

[Signature Page – Joint Filing Agreement]